Exhibit 99.1

CONTACTS:

Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Chief Legal and

Administrative Officer to Leave the Company in Q2 2022

Boca Raton, Fla., September 29, 2021 – The ODP Corporation (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform with an online presence and approximately 1,100 stores (the “Company”), announced today that N. David Bleisch, Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary, will be leaving the Company, effective April 30, 2022.

“The board of directors and management thank David for his leadership and impact over the past several years and wish him the very best in this next chapter,” said Gerry Smith, Chief Executive Officer of The ODP Corporation. “To assist with a smooth transition, David will help us identify and prepare his successors to lead the legal functions of The ODP Corporation and Office Depot following the business separation we expect to complete in the first half of 2022.”

David Bleisch said, “It has been a wonderful experience to be a part of the leadership at The ODP Corporation and I am delighted to have participated in its ongoing transformation. ODP has a tremendous CEO and team, and I am fully confident that its best years lie ahead.”

The Company is beginning a search for Bleisch’s successor(s) and will communicate the appointment(s) at the appropriate time.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

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